Exhibit 10.1

May 20, 2009

Mr. Paul Hulme

Dear Paul:

This letter sets out the details of the offer of an overseas assignment from Huntsman Polyurethanes (UK) Ltd. (hereafter called The Home Company) to Huntsman Singapore Pte. Ltd (hereafter called The Host Company) and also covers the terms and conditions upon which your contract of employment with The Home Company shall be amended during the period of assignment and how those arrangements will apply.  This contract also replaces any contractual overseas contracts currently in place between yourself and Huntsman.

For further information on overseas assignments please refer to the Global Expatriation Management & Associate Handbook.

1.                                       CONTINUATION OF CONTRACT OF EMPLOYMENT WITH THE HOME COUNTRY

Although you will be working with The Host Company, your contract of employment with The Home Company will continue in existence during your assignment, except as herein provided.  In particular the provision regarding termination of employment will remain in full force and operation throughout the period of your assignment.  The following terms shall be in operation throughout the duration of your assignment.

2.             DURATION OF AND CONDITIONS OF ASSIGNMENT

2.1                                 Duration

The assignment will start on 1 May 2009 and will last for approximately three years. It will not be extended beyond 30 April 2012 without your agreement.   Please refer to the Expatriation Handbook for further details relating to extended assignments.

2.2                                 Conditions

The offer of assignment is subject to the conditions that you are granted the necessary entry papers into the host country and that you are medically fit for service with The Host Company.  Your Host Company HR contact will coordinate i) any necessary host country work permit/visa application process on your behalf and ii) arrange any necessary medical examinations.

3.             ROLE & LOCATION OF SERVICE

Your appointment will be as Divisional President, Textile Effects.

4.             BASE ANNUAL SALARY

For the purpose of calculating your overseas remuneration package, an initial home notional salary (basic annual salary) has been established at £249,900 per annum.  During the period of your assignment your salary will be subject to normal home country review.

5.             EXPATRIATE REMUNERATION PACKAGE

Please find enclosed a copy of your overseas salary proforma.   Huntsman’s expatriate remuneration policy for expatriates has been applied in calculating your overseas remuneration package.  Details will be explained to you by The Home Company HR contact, further information can also be found in the Expatriation Handbook.

5.1           Gross Salary

During your assignment to The Host Company, your remuneration package will be based on a gross annual salary of £254,898 per annum.    From this gross figure a home net salary will be derived, following hypothetical deductions of home tax, social security and pension fund contributions.

5.2           Indexation

Please refer to the Expatriation Handbook for details relating to salary indexation.

5.3           International Location Allowance (ILA)

You will also receive an ILA equal to 10% of your gross annual salary.  Please note that the ILA is not a pensionable benefit.

5.4                                 Remuneration Delivery

You may choose from a defined range of options to split the delivery of your expatriate salary into a percentage paid in your home country with the balance being paid in the host country, on the understanding that the ILA is always payable in your home country, please refer to your salary proforma for details.  Once a year (usually following the annual salary review exercise) you may elect to alter your preferred split payment option.  Salary payments will be credited into the bank accounts of your choice in the home and host country only, arrangements for salary payments into offshore accounts are not possible.  Payment will be made on the usual home and host country pay dates.

5.5                                 Salary Review

Your expatriation salary calculation will be reviewed at least once a year, taking into account all changes which have taken place in your home country in as far as changes concerning tax brackets, social security, annual salary review, cost of living index and rates of exchange.

6.             TAXATION

6.1                                 Host Country Tax

It is clear that the payments described above are net payments.  (The Home or Host Company will be responsible for administering payment of relevant tax, social security and pension fund contributions).  You agree therefore that your gross remuneration as declared to the host country authorities for any tax year may increase or decrease depending on the measures of the host country government in relation to tax tables and premiums and to any tax concession that may be applicable to non-residents.

The Host Company will provide you with support for host country income tax returns for the duration of this assignment.  In return, you agree to disclose all information necessary to prepare an accurate and complete return, and to comply with the host country income tax requirements.  In case of non compliance with the above, you will not be covered by tax equalisation in the host country.

The Home or Host Company will not be liable for any additional tax payable as a result of additional income from any other source.  Such tax liability shall be for your own account.

We draw your attention to the fact that the split remuneration payments will not affect the host country taxable income, as payments in both countries will have to be considered as income derived from The Host Company and taxable as such.

6.2                                 Home Country Tax

The Home Company will provide consultancy support for your home country tax affairs for the tax year back to the home country.  You are responsible for your home country tax affairs & tax returns in the intervening years of your assignment.  At the beginning of your assignment a ‘one-off’ consultancy with an externally appointed tax consultant will be provided to enable you to address any concerns relating to your  ‘home country personal financial affairs’.   Any ongoing/extra support required for personal financial affairs will be for your own account.  (i.e. The Home Company will support a one-off consultancy only; no further costs are supported under the Huntsman global expatriation policy for personal financial affairs, including all matters relating to home housing.)   Should you wish to take advantage of this benefit please let me know.

Please note: Your remuneration during the period of your assignment is based on the assumption that no home country tax will be payable on any of that remuneration.  However, if the duration of your stay abroad is less than a complete tax year, or if you spend a large number of days in your home country you may become liable for home country income tax on the employment income related to your assignment.  Huntsman will not be responsible for home country tax liabilities on your expatriation remuneration if any time spent in the home country is not approved by your Line Manager and The Host Company HR contact beforehand.

6.3           To Clarify the Tax Position

Throughout the duration of this assignment, notwithstanding any external legal requirements, you will be subject to hypothetical home country tax for ‘employment related items only’ e.g. salary, company benefits, assignment allowances & benefits as if you had continued working throughout in the home location.  Huntsman will bear any additional ‘employment related’ tax costs in the home and host locations  It follows therefore, that any tax refunds generated as a result of your assignment will be for Huntsman.

7.             ANNUAL HOLIDAY / VACATION

Whilst on assignment your holidays will consist of the following:-

i)              Normal home country basic annual holiday entitlement.  (26.5 days)

ii)                                      Host location national/public/discretionary days.  The Host Company HR contact can advise you of the dates.

Any outstanding pro-rata home country annual holidays should normally be taken before the start of your assignment (similarly you should not carry forward or be paid for any unused holidays at the end of your assignment).  The rules regarding the taking of holidays whilst on assignment will be defined by The Host Company HR contact.

8.             PENSION FUND

During the period of your assignment, it is anticipated that you will accrue benefits in the PU UK Pension Plan.  If, for external legal reasons beyond the control of Huntsman, you are obliged to exit those pension arrangements, the Home Company HR department will confirm what alternative options are available to you.  The IPP guarantee that has been confirmed to you in an earlier note will continue to apply.

9.             SOCIAL SECURITY

The Home Company HR contact will advise you of the relevant arrangements reference membership of your home country social security.   Further details about the administrative procedure and the Company support relating to expatriate’s social security arrangements may be obtained from The Home Company HR contact.

10.           MEDICAL INSURANCE

You and your accompanying family members will be enrolled under an International Healthcare Scheme, details of which will be made available to you.  For items that may not be covered under the scheme, you will be expected to make a contribution towards the cost at a rate that is equal to any personal cost you would normally incur in your Home country.  Claims for company reimbursement may need to be supported in writing by a member of the relevant medical profession.

Huntsman will not fund costs for cosmetic treatments.

Please note that Huntsman retains the right to change insurance providers or medical/dental/optical practitioners at any time.

11.           EMERGENCY ASSISTANCE SERVICES (SOS)

You will be offered membership of the International SOS scheme, providing you with an emergency support service for obtaining medical treatment, evacuation, repatriation advice & assistance.

12.           RELOCATION

12.1                           Transfer of Personal Effects

Huntsman will assist with transferring your personal effects to the host country and again on return to the home country or transfer to another country.  Please contact your HR Manager for shipping policy details and assistance.  Huntsman’s external relocation agent will assist with any customs formalities required to transfer ‘allowable’ personal effects across international borders.

12.2         Relocation Allowance

On return to the home country or transfer to another country, you will receive a transfer allowance equal to 10% (net) of your notional home salary.

In some countries it may be necessary for you to provide proof of expenditure, the host or home HR contact will advise if this is necessary.

13.           HOME VISITS

The Host Company will provide you and your accompanying family with one home country return trip, for each twelve months of your assignment, with the return to the home country counting as the final visit.  (i.e. 2 year assignment = one interim home trip, 3 year assignment = two interim home trips).  The timing of the visits to be agreed with your Line Manager, home visits should not normally be taken during the first six months or last six months of the assignment.   The class of travel will be economy.

For these home visits, The Host Country will pay for scheduled travel (door to door) between the host and home countries, but not for hotel accommodation or car hire during your stay in the home country.   There will be no restrictions on routing but any additional costs due to unusual or longer routing will be for your own account.  Also, it is a condition that during each visit you and your family spend time in your home country in order to renew family and business links.  This benefit cannot be taken as a cash alternative.  Please ensure you retain all travel tickets, boarding passes and receipts for any necessary expense claim or tax reporting requirements.

14.           ACCOMMODATION WHILST ON ASSIGNMENT

14.1                           Temporary

If required The Host Company will provide temporary accommodation for the first few weeks of your assignment.  If self-catering facilities are not available in the temporary accommodation, you may claim reasonable subsistence expenses (reimbursed against receipt only). It is expected that transfer to longer term accommodation is arranged as soon as possible after arriving in the host country.  This arrangement will also apply on your return to the home country or transfer to another assignment.

14.2                           Long Term

You will be provided with a suitable standard of long term accommodation in the host location, please refer to the expatriation handbook for more details.  Rental costs and any related tax liabilities, within the defined host housing guidelines, will be met by The Host Company.  Please note that as the Company provides accommodation in the host country, all home housing costs are for your own account.

14.3                           Utilities

If your immediate family members are joining you on assignment (spouse/partner/children) the host country utilities will be for your own account.   Please refer to the expatriation handbook for policy details.

15.           TRAVEL ARRANGEMENTS (at start and end of assignment)

The Host Company will support the travel costs of you and any accompanying family members to and from the host country at the start and end of your assignment in accordance with the Huntsman Business Travel Policy in operation at the time of travel.

16.           CAR

During your assignment you will be provided with a leased vehicle which is consistent with The Host Company’s car policy.   Tax assessment for car benefit(s) will be managed under home country gross to net salary calculations.

17.           DISCIPLINE

In the interests of safety and good practice you are required to comply with the disciplinary rules in force in The Host Company and any additional rules that may be notified to you by Huntsman from time to time.

18.           TERMINATION OF ASSIGNMENT

18.1                           Your assignment will cease at the end of 30 April 2012 or such earlier date as The Home Company will notify you by not less than three months prior written notice.  You may terminate the assignment at any time by giving The Home Company no less than three months prior written notice.

18.2                           On termination of your assignment in accordance with 18. 1 above you will revert to the full terms of your home country contract of employment, subject to the following:

At the end of your assignment, your annual base salary will reflect the position offered to you by Huntsman on your return to the home country (which shall be no lower than the annual home notional salary applicable at the end of your assignment), and the terms and benefits corresponding to that position will apply.

18.3                           Notwithstanding 18. 1 above, The Home Company may, by notice in writing, terminate forthwith your assignment in any of the following events:

i)                                         If you shall be guilty of any serious misconduct or, after warning, neglect of duty or shall commit any serious or persistent breach of your terms of employment or shall become bankrupt or insolvent or make an arrangement with your creditors.

ii)                                      If by any reason of illness you are unable to carry out your duties for any time in excess of six calendar months during any period of twelve calendar months (calculated from the date of commencement of illness).

18.4                           You agree that on the termination of your assignment under this contract and in accordance with the terms specified in 18.1, 2, & 3 above, there shall be excluded in relation to your assignment under this agreement any claim i) in respect of any rights conferred by the host country employment protection legislation or, ii) for a redundancy payment pursuant to that legislation.

18.5                           Should you terminate your employment with Huntsman whilst on this overseas assignment, Huntsman retains the right not to pay any associated relocation costs or allowances as result of your resignation.

18.6                           Should Huntsman terminate your home country contract whilst on this overseas assignment, Huntsman will relocate you and your accompanying family to your home country and normal relocation policy support will be provided.

19.           SECRECY

You are reminded that during your assignment, and on return to the home country, the secrecy clause of The Home Company contract of employment will continue to apply.

20.           LAW

This agreement is governed by the employment laws that are applicable in your home country.

If you would like to accept the offer of assignment based on the terms and conditions outline above, would you please sign and return the enclosed copy of this letter.

Yours sincerely,

/s/ Dave Hopson
Dave Hopson
Home Country HR Manager

I have read, understood and accept the assignment to The Host Company on the terms and conditions outlined herein.  I also acknowledge receipt of an electronic copy of the Global Expatriation Management & Associate Handbook.

Signed	Date:

/s/ Paul Hulme	June 15, 2009

enc. Salary Proforma